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                      April 25, 2023

       Anthony Tan Ping Yeow
       Chairman and Chief Executive Officer
       Grab Holdings Limited
       3 Media Close, #01-03/06
       Singapore 138498

                                                        Re: Grab Holdings
Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 28,
2022
                                                            File No. 001-41110

       Dear Anthony Tan Ping Yeow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services